CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 29, 2017 relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in Viavi Solutions Inc.'s Annual Report on Form 10‑K for the year ended July 1, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 7, 2018